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                                                                EXHIBIT 3.1

                                    ARTICLES OF INCORPORATION

                                               OF

                                           LABONE, INC.,

                                   (FORMERLY LAB HOLDINGS, INC.)

                                    AS AMENDED IN THEIR ENTIRETY

                                         ARTICLE I

     The name of the Corporation is:   LabONE, Inc.

                                        ARTICLE II

     The address, including street and number, of the Corporation's initial registered office in this state and the name of its initial agent is CT Corporation System located at 120 S. Central Avenue, Clayton, Missouri 63105. The principal office of the Corporation shall be located in Kansas City, Missouri.

                                       ARTICLE III

     The aggregate number of shares of capital stock which the Corporation is authorized to issue is 43,000,000 divided into the following classes

     3,000,000 shares of Preferred Stock of the par value of $0.01 per share, which is hereinafter referred to as "Preferred Stock," and

     40,000,000 shares of Common Stock of the par value of $0.01 per share, which is hereinafter referred to as "Common Stock."

     The designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights are, or shall be determined, as follows:

     A. Provisions Applicable to Preferred Stock.

        1.  Issuance of Shares.

            (a) Shares of Preferred Stock may be issued from time to time in one or more series as provided herein. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series, and shall have such voting powers, full, special

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or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Articles of Incorporation or any amendment thereto or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of these Articles of Incorporation. The shares of Preferred Stock of all series shall be of equal rank, and all shares of any particular series of Preferred Stock shall be identical, except that, if the dividends thereon are cumulative, the date or dates from which they shall be cumulative may differ. The terms of any series of Preferred Stock may vary from the terms of any other series of Preferred Stock to the full extent now or hereafter permitted by Missouri law, and the terms of each series shall be fixed, prior to the issuance thereof, in the manner provided in subparagraph (b) of this Paragraph 1. Without limiting the generality of the foregoing, shares of Preferred Stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

                   (1) The distinctive designation of such series and the number or shares of such series;

                   (2) The rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of, such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

                   (3) The right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

                   (4) If shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

                   (5) The preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of the Corporation;

                   (6) The obligation, if any, of the Corporation to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

                   (7) The voting rights, if any, full, special or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any,

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as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preferred Stock, authorizing or issuing additional shares of Preferred Stock or creating any additional shares of Preferred Stock or creating any class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or assets); and

                   (8) Any other preferences, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof.

              (b) Authority is hereby expressly granted to and vested in the Board of Directors at any time or from time to time to issue the Preferred Stock as Preferred Stock of any series, and in connection with the creation of each such series, so far as not inconsistent with the provisions of this
Article III applicable to all series of Preferred Stock, to fix, prior to the issuance thereof, by resolution or resolutions providing for the issue of shares thereof, the authorized number of shares of such series, which number may be increased, unless otherwise provided by the Board of Directors in creating such series, or decreased, but not below the number of shares thereof then outstanding, from time to time by like action of the Board of Directors, the voting powers of such series and the designations, rights, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series.

     B. Provisions Applicable to Common Stock.

          1. Dividends. Subject to the provisions of law and the rights of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, the holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as the Board of Directors shall determine.

          2. Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of Common Stock, after payment in full to the holders of Preferred Stock, or after provision for such payment shall have been made, all in accordance with the terms governing such Preferred Stock, shall be entitled to payment and distribution of the assets of the Corporation ratably in accordance with the number of shares held by them respectively.

     C. General Provisions.

          1. Voting Rights. Except as may be provided pursuant to Paragraph 1 of Section A. of this Article III, the holders of the outstanding stock, regardless of class, shall be entitled to one vote for each share held on each matter submitted to a vote at a meeting of shareholders.

          2. Preemptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe


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for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase in the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue or shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

          3. Relative Powers of Preferred Stock Series. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in subparagraph (b) of Paragraph 1, Section A. of this Article III, and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to subparagraph (b) of paragraph 1 of Section A. of this Article III that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

          4. Issuance of Preferred Shares. Subject to the provisions of Paragraph 3 of this Section C., shares of any series of Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine, and on such terms and for such consideration as shall be fixed by the Board of Directors.

                                  ARTICLE IV

     The name and place of residence of each incorporator is as follows:

            W.R. Mullens         9304 Buena Vista     Prairie Village, Kansas
            V.W. Voorhees, II    3816 W. 58th St.     Fairway, Kansas
            Robert L. Meeker     12601 Pawnee Lane    Leawood, Kansas


                                   ARTICLE V

     The number of directors to constitute the present Board of Directors of the Corporation is fifteen. Hereafter, the number of directors of the Corporation shall be fixed by, or in the manner provided in, and elected in the manner provided in, the Bylaws of the Corporation, the applicable provisions of which shall be consistent with those provisions of The General and Business


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Corporation Law of Missouri relating to election of directors.  Vacancies in the Board of Directors shall be filled in the manner provided in the Bylaws. Directors need not be shareholders unless the Bylaws of the Corporation require them to be shareholders.

                                     ARTICLE VI

     The duration of the Corporation is perpetual.


                                     ARTICLE VII

     The Corporation is formed for the following purposes:

     A. To buy, lease, rent or otherwise acquire, own, hold, use, divide, partition, develop, improve, operate and sell, lease, mortgage or otherwise dispose of, deal in and turn to account, real estate, leaseholds, and any and all interests or estates therein or appertaining thereto; and to construct, acquire, manage, operate, improve, maintain, own, sell, lease or otherwise dispose of or deal in buildings, structures and improvements situated or to be situated on any real estate or leasehold, and to enter into joint venture, partnership or any other type business relationships with other individuals, firms, partnerships and corporations to acquire, lease, rent and develop real estate.

     B. To purchase, acquire, own, hold, pledge, sell, exchange and dispose of any stock, bonds and other securities and evidences of indebtedness of any corporation, association or other entity or enterprise, either domestic or foreign, without limit as to the nature or type of business activity thereof, and while owner of any thereof, to exercise all of the rights, powers, and privileges of ownership.

     C. To enter into any lawful contract or contracts with persons, firms, corporations, other entities, governments or any agencies or subdivisions thereof, including guaranteeing the performance of any contract or any obligation of any person, firm, corporation or other entity.

     D. To purchase and acquire, as a going concern or otherwise, and to carry on, maintain and operate all or any part of the property or business of any corporation, firm, association, entity, syndicate or person whatsoever, deemed to be of benefit to the Corporation, or of use in any manner in connection with any of its purposes; and to dispose thereof upon such terms as may be advisable to the Corporation.

     E. To purchase or otherwise acquire, hold, sell pledge, reissue, transfer or otherwise deal in, shares of the Corporation's own stock, provided that it shall not use its funds or property for the purchase of its own shares of stock when such use would be prohibited by law, by the Articles of Incorporation or by the Bylaws of the Corporation; and provided, further, that shares of its own stock belonging to it shall not be voted upon directly or indirectly.

     F. To invest, lend and deal with monies of the Corporation in any lawful manner, and to acquire by purchase, by the exchange of stock or other securities of the Corporation, by


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subscription or otherwise, and to invest in, to hold for investment or for any other purpose, and to use, sell, pledge or otherwise dispose of, and in general to deal in any interest concerning or enter into any transaction with respect to (including "long" and "short" sales of) any stocks, bonds, notes, debentures, certificates, receipts and other securities and obligations of any government, state, municipality, corporation, association or other entity, including individuals and partnerships and, while owner thereof, to exercise all of the rights, powers and privileges of ownership, including, among other things, the right to vote thereon for any and all purposes, and to give consents with respect thereto.

     G. To borrow or raise money for any purpose of the Corporation and to secure any loan, indebtedness or obligation of the Corporation, and the interest accruing thereon, and for that or any other purpose, to mortgage, pledge, hypothecate or charge all or any part of the present or hereafter acquired property, rights and franchises of the Corporation, real, personal, mixed or of any character whatever, subject only to limitations specifically imposed by law.

     H. To do any or all of the things hereinabove enumerated alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof.

     I. To have one or more offices, to conduct its business, carry on its operations and promote its objects within and without the state of Missouri, in other states, the District of Columbia, the territories, colonies and dependencies of the United States, in foreign countries and anywhere in the world, without restriction as to place, manner or amount, but subject to the laws applicable thereto; and to do any or all of the things herein set forth to the same extent as a natural person might or could do and in any part of the world, either alone or in company with others.

     J. In general, to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the Corporation as fully and freely as a natural person might do, to the extent and in the manner, and anywhere within and without the state of Missouri, as it may from time to time determine; and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the state of Missouri in respect of general and business corporations organized for profit thereunder, provided, however, that the Corporation shall not engage in any activity for which a corporation may not be formed under the laws of the state of Missouri.

     K. To advise and counsel others, and to act for and on behalf of others concerning the acquisition, organization, promotion, development financing, operation, management, disposition and termination of corporations, associations, partnerships, firms and investments of all kinds, and to perform any and all services relating to the foregoing and otherwise, and to enter into and perform contracts, agreements and undertakings in connection therewith.

     None of the purposes and powers specified in any of the paragraphs of this Article VII shall be in any way limited or restricted by reference to or inference from the terms of any other


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paragraph, and the purposes and powers specified in each of the paragraphs of this Article VII shall be regarded as independent purposes and powers. The enumeration of specific purposes and powers in this Article VII shall not be construed to restrict in any manner the general purposes and powers of this Corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature. The enumeration of purposes or powers herein shall not be deemed to exclude or in any way limit by inference any purposes or powers which this Corporation has power to exercise, whether expressly by laws of the state of Missouri, now or hereafter in effect, or impliedly by any reasonable construction of such laws.

                                   ARTICLE VIII

     A. Except as may be otherwise specifically provided by statute, or the Articles of Incorporation or the Bylaws of the Corporation, as from time to time amended, all powers of management, direction and control of the Corporation shall be, and hereby are, vested in the Board of Directors, and shall be exercised by them and by such officers and agents as they may from time to time appoint and empower. The Board shall have the power to make such Bylaws, rules and regulations for the transaction of the business of the Corporation as are not inconsistent with these Articles or the laws of the state of Missouri.

     B. Subject always to the provisions of Article XI of these Articles of Incorporation, the Bylaws of the Corporation may from time to time be altered, amended, suspended or repealed, or new Bylaws may be adopted, in either of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, or (ii) by resolution adopted by a majority of the full Board of Directors; provided, however, that the power of the Directors to alter, amend, suspend or repeal the Bylaws or any portion thereof may be denied as to any Bylaws or portion thereof enacted by the shareholders if at the time of such enactment the shareholders shall so expressly provide.

                                     ARTICLE IX

     The Corporation reserves the right at any annual or special meeting of shareholders to alter, amend or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by the statutes of Missouri, and all rights and powers conferred herein are granted subject to this reservation.

                                      ARTICLE X

     A. No "Business Combination" (as hereinafter defined) shall be consummated or effected unless such Business Combination shall have been approved by the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation, voting as a single class. Such vote shall be required notwithstanding the fact that no vote for such a transaction may be required by law or that approval by some lesser percentage of shareholders may be specified by law or in any agreement with any national securities exchange or otherwise; provided, however, that such eighty percent


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(80%) vote shall not be required, and the provisions of Missouri law relating to the vote required for shareholder approval, if any, shall apply to any such Business Combination if:

     1. Both of the following conditions are satisfied:

          (a) The Aggregate amount of the cash and the "Fair Market Value" (as hereinafter defined) of the property, securities or other consideration to be received per share of capital stock of the Corporation incident to the consummation of such Business Combination by any holder of such stock, other than the Related Person (as hereinafter defined) involved in such Business Combination, is not less than the highest of (i) the "Highest Per Share Price" or the "Highest Equivalent Price" (as those terms are hereinafter defined), paid by such Related Person in acquiring any of its holdings of the Corporation's capital stock during the five-year period preceding the announcement of such Business Combination; (ii) a price that includes the same or a greater premium over the market price of such capital stock immediately prior to the announcement of such Business Combination as the greatest premium over market price paid by such Related Person in the purchase of any shares of any class of the Corporation's capital stock during the five-year period preceding the announcement of such Business Combination;
(iii) the Highest Per Share Price or the Highest Equivalent Price that such Related Person shall, during the five-year period preceding the announcement of such Business Combination, have offered to the shareholders of the Corporation for any shares of the Corporation's capital stock or indicated in writing that it would be prepared to offer under specified conditions; or
(iv) the value determined by an investment banking or appraisal firm to be a fair price, for such shares from the point of view of all shareholders of the Corporation other than any Related Person (such firm to be engaged solely on behalf of such shareholders, to be paid a reasonable fee for its services upon receipt of its determination, which fee shall not be contingent upon the consummation of the action or transaction, and to be selected (a) by the affirmative vote of not less than two-thirds of all of the "Continuing Directors" (as hereinafter defined) or, (b) if such selection by the Continuing Directors cannot be effected for any reason, by the Secretary of State of the State of Missouri); and

          (b) A proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed to all shareholders of the Corporation for the purpose of soliciting shareholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, a statement by the Continuing Directors of their position on the advisability (or inadvisability) of the proposed Business Combination and an opinion of the investment banking or appraisal firm described in Subsection 1(a)(iv) of this Section A. as to the fairness of the terms of the proposed Business Combination from the point of view of all shareholders of the Corporation other than any Related Person; or

     2. The Continuing Directors shall have expressly approved such Business Combination by the affirmative vote of not less than two-thirds of all of the Continuing Directors either in advance of or subsequent to the acquisition of outstanding shares of capital stock of the Corporation that caused the Related Person involved to become a Related Person. In determining whether or not to approve any such Business Combination, the Continuing Directors shall give due consideration to all factors they may consider relevant including without limitation


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(i) the social, legal, environmental and economic effects on the
Corporation's and/or its subsidiaries' policyholders, employees, sales representatives and clients, on the communities and geographic areas in which the Corporation and its subsidiaries operate or are located, and on any of the business and properties of the Corporation and its subsidiaries, and (ii) the adequacy of the consideration offered in relation not only to the current market price of the Corporation's outstanding securities, but also to the current value of the Corporation in a freely negotiated transaction and the Continuing Directors' estimate of the Corporation's future value (including the unrealized value of its properties and assets) as an independent going concern.

     B. For the purpose of this Article X:

          1. The term "Business Combination" shall mean (i) any merger, consolidation or share exchange of the Corporation or any of its subsidiaries with or into a Related Person, in each case irrespective of which corporation or company is to be the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a Related Person (in a single transaction or a series of related transactions) of all or a substantial part of the assets of the Corporation (including without limitation any securities of a subsidiary of the Corporation) or all or a substantial part of the assets of any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation, or to or with any of its subsidiaries (in a single transaction or series of related transactions) of all or a substantial part of the assets of a Related Person; (iv) the issuance or transfer by the Corporation or any of its subsidiaries of any securities of the Corporation or any of its subsidiaries to a Related Person (other than an issuance or transfer of securities which is effected on a pro-rata basis to all shareholders of the Corporation); (v) the acquisition by the Corporation or any of its subsidiaries of any securities of a Related Person; (vi) any recapitalization or reclassification of shares of any class of voting stock of the Corporation or any merger or consolidation of the Corporation with any of its subsidiaries which would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Corporation (or any securities convertible into any class of such capital stock) owned by any Related Person; (vii) any merger or consolidation of the Corporation with any of its subsidiaries after which the provisions of this Article X or Articles V, VIII, IX, or XI of these Articles of Incorporation shall not appear (or in which provisions inconsistent with any such provisions shall appear) in the Articles of Incorporation of the surviving entity or after which Article I, Sections 3, 5, 6 and 7, Article II, Sections 1, 2 and 4, Article IV and Article VI of the Bylaws of the Corporation shall not appear (or in which provisions inconsistent with any such provisions shall appear) in the Bylaws of the surviving entity; (viii) any plan or proposal for the liquidation or dissolution of the Corporation; and (ix) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

          2. The term "Related Person" shall mean any individual, corporation, partnership or other person or entity which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of any such Business Combination, is a "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article X by the shareholders of the Corporation) (collectively and as so in effect, the "Exchange Act") of shares of any class or series of capital


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stock of the Corporation which, when combined with the shares of such class or series of stock of which any "Affiliates" or "Associates" (as defined in Rule 12b-2 of the Exchange Act) of such individual, corporation, partnership or other person or entity are Beneficial Owners, amount to ten percent (10%) or more of the outstanding shares of such class or series of stock, and any Affiliate or Associate of any such Related Person.

              3. The term "Continuing Director" shall mean any director of the Corporation elected to a term of office on or whose term of office continued as of the effective time of the merger of Lab Holdings, Inc. and LabOne, Inc., and any other director that a majority of Continuing Directors shall designate as a Continuing Director or shall recommend or approve for election or nomination for election as a director of the Corporation.

              4. Whether or not any proposed sale, lease, exchange, mortgage, pledge, transfer or other disposition of part of the assets of any entity involves a "substantial part" of the assets of such entity shall be conclusively determined by the affirmative vote of not less than two-thirds of all of the Continuing Directors; provided, however, that assets involved in any single transaction or series of related transactions having an aggregate Fair Market Value of more than fifteen percent (15%) of the total consolidated assets of an entity and its subsidiaries as at the end of such entity's last full fiscal year prior to such determination shall always be deemed to constitute a "substantial part."

              5. For the purposes of Subsection (1)(a) of Section A. of this
Article X, the term "other consideration to be received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by shareholders of the Corporation other than Related Persons or parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

              6. A "Related Person" shall be deemed to have acquired a share of the capital stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to shares owned of record by Affiliates or Associates of a Related Person or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, for purposes of Subsection 7 of this Section B., such Related Person shall be deemed to have purchased such shares at the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person who owns such shares of record, or (b) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

              7. The terms "Highest Per Share Price" and "Highest Equivalent Price" shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid or offered to be paid during the preceding five years by the Related Person involved for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe to be appropriate, to be the highest per share price equivalent to the highest price that can be determined to have been

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paid or offered to be paid during the preceding five years by the Related
Person involved or any Affiliate or Associate of such Related Person for any share or shares of any other class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by such Related Person or any such Affiliate or Associate shall be taken into account regardless of whether the shares were purchased before or after such Related Person became a Related Person. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by such Related Person or any such Affiliate or Associate with respect to the shares of capital stock of the Corporation acquired by such Related Person or such Affiliate or Associate. In the event any Business Combination involving a Related Person shall be proposed, the Continuing Directors shall determine the Highest Equivalent Price for each class and series of the capital stock of the Corporation of which there are shares issued and outstanding.

              8. The term "Fair Market Value" shall mean (i) in the case of stock, the highest closing sale price during the thirty day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price of such stock during the thirty day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if such stock is not the subject of last sale reporting, the highest closing bid quotation with respect to a share, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the affirmative vote of not less than two-thirds of all of the Continuing Directors, and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the affirmative vote of not less than two-thirds of all the Continuing Directors.

                                      ARTICLE XI

     Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote by holders of not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, modify, alter or repeal Article I, Sections 3, 5, 6 and 7,
Article II, Sections 1, 2 and 4, Article IV and Article VI of the Bylaws of the Corporation (or to adopt any provision of the Articles of Incorporation inconsistent with any provision of such Bylaw provisions) or Articles V, VIII, IX or X or this Article XI of these Articles of Incorporation (or to adopt any provision of the Articles of Incorporation inconsistent therewith); provided, however, that the favorable vote of a majority of the votes entitled to vote generally in the election of directors shall be sufficient to approve any such amendment, modification, alteration or repeal of the foregoing provisions of the Bylaws or Articles of Incorporation (or adoption of any inconsistent provision) that has been favorably recommended to the shareholders by resolution of the Board of Directors adopted by the affirmative vote of not less than a majority of the entire Board of Directors.


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


                                    ARTICLE XII

     The Board of Directors of the Corporation, when evaluating any offer or proposal of another party to make a tender offering or exchange offer or comparable offer for any equity security of the Corporation, to merge or consolidate the Corporation with another corporation or to purchase or otherwise acquire all or a substantial part of the assets of the Corporation or to enter into any similar type of transaction, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to the effect of such a transaction on all relevant factors, including without limitation (a) the consideration being offered in relation to the Board of Directors' estimate of (i) the current value of the Corporation in a freely negotiated sale of either the Corporation by merger, consolidation or otherwise, or all or substantially all of the Corporation's assets, (ii) the current value of the Corporation if orderly liquidated, and (iii) the future value of the Corporation over a period of years as an independent entity discounted to current value; (b) then existing political, economic and other factors bearing on security prices generally or the current market value of the Corporation's securities in particular; (c) whether the offer or proposal might violate federal, state or local laws; (d) social, legal and economic effects on the Corporation and its subsidiaries, and on policyholders, employees, suppliers, customers, and others having similar relationships with them, and the communities in which they conduct their businesses; (e) the financial condition and earning prospects of the party making the offer or proposal, including such party's ability to service its debt and other existing or likely financial obligations; (f) the competence, experience and integrity of the party making the offer or proposal; (g) the form of the consideration offered, as well as such other factors as the Directors deem relevant. Nothing contained in this Article XII shall require the Corporation or any Director or officer to respond to any particular offer or proposal.



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